UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2021

LOVARRA
(Exact name of registrant as specified in its charter)

NV	333-210544	35-2618297
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street, 16-079 New York, NY 10004
(Address of Principal Executive Offices)

(___) ___-___

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On November 26, 2021, Vadim Rata, the previous majority shareholder of the Company, entered into a stock purchase agreement for the sale of 4,500,000 shares of Common Stock of the Company to Go Logiq LLC, an entity controlled by LOGIQ, Inc.

As a result of the acquisition, Go Logiq LLC holds approximately 78.5% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also on November 26, 2021, the previous officers and directors of the company, Vadim Rata and Nicolai Moldovanu, resigned their positions with the Company. Upon such resignations, Matthew S. Brent was appointed as Chief Executive Officer and Director, Brent Y. Suen, Director and Chairman of the Board, John F. MacNeil, Treasurer and Secretary, and Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Matthew Brent

Mr. Brent joined GoLogiq in 2016 when it was still known as Weyland Tech, bringing with him over 15 years of international management and business experience in mobile software, product development and strategy having built and led teams from across North America, China, and Southeast Asia for fintech, edutech, entertainment, and media.

During his time with the Company as Chief Strategy Officer, Matt has been focused on strategic partnerships and regional opportunities throughout SE Asia, playing a central role in the establishment and growth of GoLogiq’s Indonesian affiliate, PT Weyland Indonesia Perkasa. Prior to joining the Company, Matt had a diverse career in software technology and product development in both production and management roles. He began his career in the San Francisco Bay Area working for companies and clients including Sony Computer Entertainment America, The Upper Deck Company, The Sesame Street Workshop, and Activision Blizzard before relocating to Hong Kong to focus on emerging market opportunities, where he was based until 2018. Chris is a technology and finance professional with nearly three decades of experience in investing and entrepreneurship. He has significant direct venture capital investment experience in early to growth stage technology company rounds, including sourcing, due diligence, and post-investment monitoring and operations.

Brent Suen

Mr. Suen began his career in 1988 at Bear Stearns as the firm’s youngest hire. He worked in merger arbitrage for six years and participated in some of the most daring and groundbreaking buyouts and hostile takeovers on Wall Street.

In 1997, Brent settled in San Francisco launching a venture fund and strategic advisory to technology companies that were early entrants in the dotcom boom. Funding and advising twenty- seven companies in Silicon Valley, with a focus on e-Commerce, software, and networking equipment, Elev8tion Ventures, ranked number three on Hedgefund.net’s 1999 best performing funds in the ‘Technology Focused’ fund rankings.

In 2003, after the dotcom bubble burst, Brent took the business to Asia, working between China and Hong Kong, advising and investing in emerging technology companies with a specific focus on B2B e-commerce companies.

Several of his portfolio companies were early competitors to Alibaba that were acquired by large multinational logistics and sourcing companies.

Desiring a change from finance and technology, in 2010, Brent partnered with a former US Navy SEAL and a UK Special Air Service Regiment (“SAS”) Captain to launch a high-threat security and intelligence provider, Empirica/MASC. Over the course of five years, Empirica/MASC contracted to numerous government intelligence agencies, multinational corporations and NGO’s, providing human intelligence, counter-terrorism and hostile environment risk-mitigation packages.

In 2015, Brent co-founded Weyland Tech, which was a single-product, mobile App platform for small businesses in Asia. Over the subsequent six years, Weyland Tech made four acquisitions and under a new brand, Logiq, Inc., now operates in over a dozen countries. Logiq inc. now has 1,100 employees and offices in NYC, Minneapolis MN, Jakarta Indonesia, Boulder CO , Singapore, and Tel Aviv Israel.

John MacNeil

Mr. MacMeil has a broad background in the financial services, technology and energy infrastructure industries. John joined Logiq Inc. in 2016 most recently acting as Chief of Staff and prior to that serving as Chief Operating Officer and in various capital markets and operating positions. He is also on the Board of PT Weyland Indonesia Perkasa – the maker of AtoZPay and AtoZGo.

From 2008 to 2016 John advised various technology and renewable energy companies on strategy, market entry and project development. Prior to forming ACI, John MacNeil was a Vice President at Schroders Investment Management (1999-2008) where he was Portfolio Manager for the $300 million global technology fund (2003-2008) which was a top performer amongst its peers over its final three years.

Prior to joining Schroders, John MacNeil was an Equity Strategist (1993-1999) at UBS/PaineWebber and Citigroup/Salomon Smith Barney focusing on areas of asset allocation and thematic investing. John MacNeil also has seven years of operational experience in the technology industry as a systems engineer and project manager at Amdahl (now Fujitsu USA). Over the course of 25 years of investment and industry experience, he has formed extensive relationships with corporate and financial industry sources.

He holds an MBA from Columbia Business School, as well as a BSEE from University of Connecticut.

Item 8.01 Other Events.

Change in Address of Company

On November 26, 2021, the Company’s location and the location of the Company’s books and records has changed from Kemp House,152 - 160 City Road, London EC1V 2NX UK, to 85 Broad Street, 16-079, New York, NY 10004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOVARRA

Date: December 1, 2021	By:	/s/ , Matthew S. Brent
Name: , Matthew S. Brent
Title: President